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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 3, 2003

AMERIPATH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-22313 (Commission File Number)	65-0642485 (IRS Employer Identification No.)
7829 Garden Road, Suite 200, Riviera Beach, Florida 33404 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (561) 845-1850

Item 7. Financial Statements, Pro Forma Information and Exhibits.

  (c)
  Exhibits

Exhibit Number	Description
99.1	Consolidated Financial Statements for the Years Ended December 31, 2002, 2001 and 2000

Item 9. Regulation FD Disclosure.

        As previously announced, on December 8, 2002, Amy Holding Company and its wholly owned subsidiary Amy Acquisition Corp. entered into a merger agreement with the Registrant, AmeriPath, Inc. (the "Company"), pursuant to which Amy Acquisition Corp. will merge with and into the Company, with the Company continuing as the surviving corporation. After the merger, the Company will be a wholly owned subsidiary of Amy Holding Company, which plans to change its name to AmeriPath Holdings, Inc. immediately prior to the merger. Amy Holding Company and Amy Acquisition Corp. are Delaware corporations formed at the direction of Welsh, Carson, Anderson & Stowe IX, L.P.

        The Company hereby makes available as Exhibit 99.1 to this Current Report on Form 8-K the Company's Audited Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000. The Company is also furnishing Selected Historical Financial Information and portions of its Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") for the corresponding periods, as set forth below. Such information has been included in an offering circular (the "Offering Circular") prepared in connection with a proposed issuance immediately prior to the proposed merger by Amy Acquisition Corp. of senior subordinated notes in an offering under Rule 144A under the Securities Act of 1933, as amended, related to the financing necessary to complete the proposed merger. Such notes would become the obligation of the Company, as the surviving corporation in the merger, upon consummation of the merger. Certain segments of MD&A relating solely to the Company subsequent to the proposed merger are not included herein.

        The transactions in connection with the merger and the related financing are referred to as the "Transactions" in the information taken from the Offering Circular and set forth below.

        This communication does not constitute an offer to sell or a solicitation of an offer to buy securities of the Company or Amy Acquisition Corp.

*****

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated audited financial statements. The following selected historical consolidated financial information at and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 has been derived from our consolidated audited financial statements. Our consolidated audited financial statements for the year ended December 31, 2002 have been audited by Ernst & Young LLP, our independent auditors. Our consolidated audited financial statements for the years ended December 31, 1998, 1999, 2000 and 2001 have been audited by Deloitte & Touche LLP. We have restated the historical information below for the years ended December 31, 1998, 1999 and 2000 to reflect our combination with Pathology Consultants of America, Inc., also known as Inform DX, on November 30, 2000, which we accounted for as a pooling of interests.

	Fiscal Year ended December 31,
	1998		1999		2000		2001		2002
	(dollars in thousands)
Statement of Operations Data:
Net revenue	$193,316		$257,432		$330,094		$418,732		$478,818

Operating costs and expenses:
Cost of services	87,700		122,685		163,390		200,102		238,573
Selling, general and administrative expense	36,709		47,159		58,411		71,856		84,868
Provision for doubtful accounts	18,698		25,289		34,040		48,287		58,170
Amortization expense	9,615		12,827		16,172		18,659		11,389
Merger-related charges(1)	—		—		6,209		7,103		2,836
Asset impairment and related charges(2)	—		—		9,562		3,809		2,753

Total operating costs and expenses	152,722		207,960		287,784		349,816		398,589

Income from operations	40,594		49,472		42,310		68,916		80,229
Interest expense	(8,560)		(9,573)		(15,376)		(16,350)		(4,016)
Termination of interest rate swap agreement(3)	—		—		—		(10,386)		—
Write-down of investment(4)	—		—		—		—		(1,000)
Other, net	150		286		226		145		548

Income before income taxes and extraordinary loss	32,184		40,185		27,160		42,325		75,761
Provision for income taxes	13,941		17,474		14,068		18,008		31,120

Income before extraordinary loss	18,243		22,711		13,092		24,317		44,641
Extraordinary loss, net of tax benefit(5)	—		—		—		(965)		—

Net income	18,243		22,711		13,092		23,352		44,641
Induced conversion and accretion of preferred stock(6)	(75)		(131)		(1,604)		—		—

Net income available to common stockholders	$18,168		$22,580		$11,488		$23,352		$44,641

Other Data:
Ratio of earnings to fixed charges(7)	5.49	x	5.80	x	3.53	x	4.81	x	15.33	x
Cash paid for interest	$8,034		$8,924		$14,645		$17,295		$3,888

	As of December 31,
	1998	1999	2000	2001	2002
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,383	$1,713	$2,418	$3,208	$964
Total assets	390,413	478,896	562,166	604,440	708,460
Long-term debt	123,917	168,614	201,747	93,322	116,253
Convertible redeemable preferred stock	15,373	15,504	—	—	—
Stockholders' equity	180,378	206,214	249,665	399,190	451,326

(1)
In connection with our combination with Inform DX, we recorded $6.2 million and $7.1 million for 2000 and 2001, respectively, of costs related to transaction fees, change in control payments and various exit costs associated with the consolidation of certain operations. In addition, in connection with the Transactions we recorded $2.8 million in transaction fees in the fourth quarter of 2002.

(2)
During 2000, we recorded the following asset impairment and related charges: (a) $3.3 million in connection with the termination of our services in South Florida by Quest Diagnostics, Incorporated, or Quest, (b) $5.2 million in connection with a hospital system, where we provided services, filing for bankruptcy resulting in our loss of three hospital contracts and an ambulatory care facility contract and (c) $1.0 million in connection with the loss of a hospital contract in South Florida to a competitor. During the fourth quarter of 2001, we recorded an asset impairment charge of $3.8 million related to the closure of an Alabama laboratory acquired in 1996. During 2002, we recorded pre-tax, non-cash charges consisting of approximately $2.1 million in connection with the write off of our remaining Quest laboratory contract intangibles and approximately $0.7 million in connection with our termination of a management service agreement in Georgia.

(3)
In connection with the termination of a former credit facility during the fourth quarter of 2001, we made a one-time pre-tax payment of $10.4 million to terminate our interest rate swap agreements.

(4)
During 2002, we recorded a non-cash, pre-tax write-down of $1.0 million as the result of a decline in the fair value of our investment in a genomics company. Our investment in this company has been completely written down.

(5)
During the fourth quarter of 2001, we terminated our former credit facility and recorded an extraordinary loss, net of tax of approximately $1.0 million in connection with the write-off of previously deferred financing costs.

(6)
During 2000, we recorded a charge of $1.6 million in connection with an induced conversion of preferred stock equal to 247,169 shares of common stock issued at a fair value of $6.22.

(7)
Ratio of earnings to fixed charges is defined as income from operations plus fixed charges over fixed charges. Fixed charges represent interest expense, including amortization of deferred debt costs, plus an estimate of the interest portion of rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the Selected Historical Consolidated Financial Information, Unaudited Pro Forma Consolidated Financial Information and our consolidated financial statements and the related notes included elsewhere in this offering circular. References to "fiscal year" mean the year ending December 31. For example, "fiscal year 2002" or "fiscal 2002" means the period from January 1, 2002 to December 31, 2002.

General

        We are one of the leading anatomic pathology laboratory companies in the United States. We offer a broad range of anatomic pathology laboratory testing and information services used by physicians in the detection, diagnosis, evaluation and treatment of cancer and other diseases and medical conditions. We service an extensive referring physician base through our 15 regional laboratories and 32 satellite laboratories, and we provide inpatient diagnostic and medical director services at more than 200 hospitals. Our services are performed by over 400 pathologists.

        Since our formation in 1996, we have completed over 50 acquisitions of pathology laboratories and operations. In 2000, we merged with Pathology Consultants of America, Inc., also known as Inform DX. The Inform DX merger was accounted for as a pooling of interests. All of our prior years financial information has been restated to reflect the Inform DX merger.

        Because the laws of many states restrict corporations like us from directly employing physicians or owning corporations that employ physicians, we often conduct our business through affiliated entities that we manage and control but do not own. In states where we are under these restrictions, we perform only non-medical administrative and support services, do not represent to the public or our clients that we offer medical services and do not exercise influence or control over the practice of medicine by our physicians. Because of the degree of non-medical managerial control we exercise over our affiliated entities, we consolidate the financial results of these entities with those of our wholly owned operations. We collectively refer to these consolidated entities and our wholly owned operations as our "owned operations." In addition, we also have entered into management agreements with a few anatomic pathology laboratory operations over which we do not exercise non-medical managerial control and, accordingly, do not consolidate with our owned operations. We refer to these operations as our "managed operations." For fiscal year 2002, our revenues from owned operations and managed operations accounted for 94.7% and 5.3% of our total net revenues, respectively.

  The Transactions

        On December 8, 2002, Amy Holding Company and its wholly owned subsidiary Amy Acquisition Corp. entered into a merger agreement with AmeriPath, Inc. pursuant to which Amy Acquisition Corp. will merge with and into AmeriPath, Inc., with AmeriPath, Inc. continuing as the surviving corporation and a wholly owned subsidiary of Amy Holding Company. Immediately prior to the merger, Amy Holding Company plans to change its name to AmeriPath Holdings, Inc. For more information relating to the merger, see "The Transactions."

Financial Statement Presentation

        The following paragraphs provide a brief description of the most important items that appear in our financial statements and general factors that impact these items.

        Net Revenues.    Net revenues consists of revenues received from patients, third-party payors and others for services rendered. Our same store net revenue is affected by changes in customer volume, payor mix and reimbursement rates. References to "same store" refer to operations that have been included in our financial statements throughout the periods compared.

        Cost of Services.    Cost of services consists principally of the compensation and fringe benefits of pathologists, medical malpractice insurance, licensed technicians and support personnel, laboratory supplies, shipping and distribution costs and facility costs. Historically, acquisitions, and the costs associated with additional personnel and facilities, have been the most significant factor driving increases in our cost of services.

        Selling, General and Administrative Expense.    Selling, general and administrative expense primarily includes the cost of field operations, corporate support, sales and marketing, information technology and billing and collections. As we have developed our national sales and marketing infrastructure, our selling, general and administrative expense has increased. In addition, spending on new information technology initiatives historically has contributed to increased expenses in this category.

        Provision for Doubtful Accounts.    Provision for doubtful accounts is affected by our mix of revenue from outpatient and inpatient services. Provision for doubtful accounts typically is higher for inpatient services than for outpatient services due primarily to a larger concentration of indigent and private pay patients, greater difficulty gathering complete and accurate billing information and longer billing and collection cycles for inpatient services. Management service revenue generally does not include a provision for doubtful accounts.

        Amortization Expense.    Our acquisitions have resulted in significant net identifiable intangible assets and goodwill. We record net identifiable intangible assets at fair value on the date of acquisition and amortize these assets over periods ranging from 10 to 40 years. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which required us to cease amortizing goodwill and instead perform a transitional impairment test as of January 1, 2002 and an annual impairment analysis to assess the recoverability of goodwill. The results of both the transitional and annual impairment tests indicated no impairment of goodwill or other indefinite lived intangible. We continually evaluate whether events or circumstances have occurred that may warrant revisions to the carrying values of our goodwill and other identifiable intangible assets or to the estimated useful lives assigned to such assets. Any significant impairment recorded on the carrying values of our goodwill or other identifiable intangible assets would be recorded as a charge to income from operations and a reduction of intangible assets and could materially reduce our profitability in the period in which the charge is recorded.

Recent Trends and Events

        First Quarter of 2003.    We believe that our income from operations plus depreciation and amortization (other than amortization of deferred financing costs), or EBITDA, for the first quarter of 2003 may be somewhat lower than EBITDA for the first quarter of 2002. EBITDA for the first quarter of 2002 was $26.7 million. We believe the principal reason for this potential decline in EBITDA is the fewer number of specimens sent to our laboratories in the Northeastern, Midwestern and Southwestern United States in January and February of this year as a result of severe weather conditions in those regions. In addition, we expect our EBITDA for the first quarter of 2003 to be negatively impacted, when compared to the first quarter of 2002, by the increased medical malpractice costs related to our new captive insurance arrangements and increased costs associated with replacing the loss of revenue under our Quest Diagnostics, Incorporated, or Quest, contracts. We believe, however, that these negative factors will be partially offset by additional EBITDA resulting from our acquisitions completed during 2002.

        Medical Malpractice Costs.    In June 2002, we replaced our existing medical malpractice insurance coverage with third party insurance companies with a new self-insurance, or captive, arrangement. We entered into this self-insurance arrangement because we were unable to renew our existing coverage at acceptable rates, which we believe was an industry-wide event. Under our self-insurance structure, we retain more risk for medical malpractice costs, including settlements and claims expense, than under our previous coverage. While we have obtained excess liability coverage for medical malpractice costs, we have no aggregate excess stop loss protection, meaning there is no aggregate limitation on the amount of risk we retain under these arrangements. For fiscal year 2002, our medical malpractice costs were approximately $11.1 million, representing an increase of $6.9 million from fiscal year 2001. This increase included a fourth quarter charge for incurred but not reported claims of $4.0 million. Our medical malpractice costs are based on actuarial estimates of our medical malpractice settlement and claims expense and the costs of maintaining our captive insurance program and excess coverage. We periodically review and update the appropriateness of our accrued liability for medical malpractice costs. Because we retain these risks, in addition to an actual increase in claims or related expenses, a change in the actuarial assumptions upon which our medical malpractice costs are based could materially affect results of operations in a particular period even if we do not experience an actual increase in claims or related expenses.

        Quest contracts.    During the third quarter of 2002, Quest cancelled its contract with our Jacksonville laboratory, and during the first quarter of 2003, Quest cancelled its contract with our Orlando laboratory effective March 31, 2003. In addition, we currently are experiencing declines in the volume of our Quest business in our Philadelphia and California laboratories. Quest is in the process of internalizing the anatomic pathology work currently subcontracted to us. Our revenues from Quest in 2001 and 2002 were $27.9 million and $23.3 million, respectively. We expect the amount of revenue from our Quest contracts to continue to decline in 2003. As a result, we are attempting to broaden our customer base in these markets to mitigate the impact of the lost business. During the third quarter of 2002, we recorded a pre-tax, non-cash charge of approximately $2.1 million related to the various contract terminations. We have no further identifiable intangible assets relating to Quest and therefore we do not anticipate any future non-cash charges related to Quest.

        Medicare reimbursement.    On June 28, 2002, the Department of Health and Human Services' Centers for Medicare and Medicaid Services, or CMS, issued proposed revisions to payment policies under the physician fee schedule for calendar year 2003. Under the proposed rule, reimbursement from Medicare for anatomic pathology services would have decreased in 2003. The proposed rule called for an estimated 4.4% reduction in the physician fee schedule conversion factor in order to comply with Congressional budget mandates. In addition, the proposed rule would have reduced the amount of money paid to pathologists for practice and overhead expenses through a reduction in the pathologists' relative value unit factors. In December 2002, CMS published a final rule implementing a 4.4% reduction in the conversion factor mandated by Congress and reduced some pathology relative value unit factors. This rule was scheduled to take effect March 1, 2003. Congress, however, has since granted CMS the authority to recalculate the physician fee schedule conversion factor, which has the effect of rescinding the 4.4% conversion factor reduction and increasing the conversion factor by 1.6%.

Critical Accounting Policies

        Intangible Assets.    As of December 31, 2002, we had net identifiable intangible assets and goodwill of $275.2 million and $277.3 million, respectively. We continually assess whether an impairment in the carrying value of our intangible assets has occurred. If the undiscounted future cash flows over the remaining amortization period of an intangible asset indicates that the value assigned to the intangible asset may not be recoverable, we reduce the carrying value of the intangible asset. We would determine the amount of any such impairment by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing this analysis, we consider such factors as current results, trends and future prospects, in addition to other relevant factors. As the result of this analysis, we recorded asset impairment charges of $9.6 million, $3.8 million and $2.8 million for the years ended December 31, 2000, 2001 and 2002, respectively.

        Our identifiable intangible assets include hospital contracts, physician referral lists, laboratory contracts and management service contracts acquired by us in connection with acquisitions. We record these assets at their fair value as of the date of acquisition as determined by us and amortize such amounts over the estimated periods to be benefited, ranging from 10 to 40 years. In determining these amortization periods, we consider each operation's history, contract renewals, stability of physician referral lists and industry statistics.

        Revenue Recognition.    We recognize net patient service revenue at the time we perform services. We record unbilled receivables for services rendered during, but billed subsequent to, the reporting period. We report net patient service revenue at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. We estimate our provision for estimated third-party payor settlements and adjustments in the period the related services are rendered and adjust in future periods as final settlements are determined. We adjust the provision and the related allowance periodically, based upon our evaluation of historical collection experience with specific payors for particular services, anticipated collection levels with specific payors for new services, industry reimbursement trends and other relevant factors.

        Captive Insurance Program.    Through June 30, 2002, we were insured for medical malpractice risks on a claims made basis under traditional insurance policies. We formed a self-insurance, or captive, insurance company, on July 1, 2002 to partially self-insure for medical malpractice costs. The captive arrangement, combined with excess coverage, provides insurance on a per claim basis. We do not have any aggregate excess stop loss protection. We use actuarial estimates to determine accruals for settlement costs, claims expenses and incurred but not reported claims. Actual costs in future periods could differ materially from actuarial studies, depending on the frequency and severity of actual claims experienced.

        Contingent Purchase Price.    Our acquisitions generally have been accounted for using the purchase method of accounting. The aggregate consideration paid, and to be paid, by us in connection with our acquisitions is based on a number of factors, including the acquired operation's demographics, size, local prominence, position in the marketplace and historical cash flows from operations. Assessment of these and other factors, including uncertainties regarding the health care environment, results in our being unable to reach agreement on the final purchase price with sellers of acquired operations. As a result, when acquiring operations we generally have used as consideration a combination of cash, stock, assumed liabilities and contingent notes. Typically, the contingent notes have been structured to provide for payments to sellers upon the achievement of specified levels of operating income by the acquired operations over three to five year periods from the date of acquisition. Some of our contingent notes have been structured to provide for payments to sellers contingent on the retention of specified hospital contracts by the acquired operations. In either case, the contingent notes are not contingent on the continued employment by us of the sellers. If a contingent note payment is earned, we are required to pay the specified amount and interest on this amount. The amount of the payments under our contingent notes cannot be determined until final determination of the operating income levels or other performance targets during the relevant periods specified in the respective agreements. Pursuant to SFAS 141, principal and interest payments made in connection with the contingent notes are accounted for as additional purchase price, which increases our recorded goodwill and, in accordance with generally accepted accounting principles in the United States, are not reflected in our results of operations.

        Provision for Doubtful Accounts and Related Allowance.    We estimate our provision for doubtful accounts in the period the related services are rendered and adjust in future accounting periods as necessary. We base the estimates for the provision and the related allowance on our evaluation of historical collection experience, the aging profile of the accounts receivable, the historical doubtful account write-off percentages, revenue channel, in other words, inpatient as opposed to outpatient, and other relevant factors.

Principles of Consolidation

        Our consolidated financial statements include our accounts and those of our owned operations. As part of the consolidation process, we have eliminated intercompany accounts and transactions. We do not consolidate the results of operations of our managed operations.

Segments

        Our two reportable segments are our owned operations and our managed operations. We determine our segments based upon the type of service performed and our customers. Our owned operations provide anatomic pathology services to hospitals and referring physicians, while our managed operations provide management services to the affiliated physician groups. We evaluate performance based on revenue and income before amortization of intangibles, merger-related charges, asset impairment related charges, interest expense, other income and expense and income taxes, which we refer to as segment operating income. In addition to the business segments above, there are charges that are not allocated to the business segments.

Results of Operations

        The following table outlines, for the periods indicated, selected operating data as a percentage of net revenues.

	Years Ended December 31,
	2000	2001	2002
Net revenue	100.0%	100.0%	100.0%

Operating costs and expenses:
Cost of services	49.5	47.8	49.8
Selling, general and administrative expense	17.7	17.2	17.7
Provision for doubtful accounts	10.3	11.5	12.1
Amortization expense	4.9	4.4	2.5
Merger-related charges	1.9	1.7	0.6
Asset impairment and related charges	2.9	0.9	0.6

Total operating costs and expenses	87.2	83.5	83.3

Income from operations	12.8	16.5	16.7
Termination of interest rate swap agreement	—	(2.5)	—
Write-down of investment	—	—	(0.2)
Interest (expense) and other income, net	(4.6)	(3.9)	(0.7)

Income before income taxes and extraordinary loss	8.2	10.1	15.8
Provision for income taxes	4.2	4.3	6.5

Income before extraordinary loss	4.0	5.8	9.3
Extraordinary loss, net of tax benefit	—	0.2	—

Net income	4.0	5.6	9.3
Induced conversion and accretion of preferred stock	(0.5)	—	—

Net income available to common stockholders	3.5%	5.6%	9.3%

Year ended December 31, 2002 compared with year ended December 31, 2001

        Net Revenue.    Net revenue for 2002 increased by $60.1 million, or 14.3%, from $418.7 million for 2001 to $478.8 million for 2002. Same store net revenue increased $38.3 million, or 9.2%, from $418.1 million for 2001 to $456.4 million for 2002. We estimate that 1% to 2% of the same store net revenue increase was attributable to price, including increases related to the increase in Medicare reimbursement, while the remaining 7% to 8% of the same store net revenue increase was attributable to increased volume and changes in our payor mix. Same store outpatient revenue increased $27.3 million, or 14.4%, from $189.1 million for 2001 to $216.4 million for 2002. Same store hospital revenue increased $9.7 million, or 4.9%, from $197.7 million for 2001 to $207.4 million for 2002, and same store management service revenue increased $1.3 million, or 4.2%, from $31.3 million for 2001 to $32.6 million for 2002 compared to the same period of the prior year. The remaining increase in net revenue of $21.8 million resulted from the operations acquired in 2001 and 2002.

        Cost of Services.    Cost of services for 2002 increased by $38.5 million, or 19.2%, from $200.1 million for 2001 to $238.6 million for 2002. The increase in cost of services was attributable primarily to the 9.2% increase in same store revenue as well as the impact of acquisitions in 2001 and 2002. Cost of services as a percentage of net revenues increased from 47.8% for 2001 to 49.8% for 2002. Gross margin decreased from 52.2% for 2001 to 50.2% for 2002. This gross margin decline was primarily due to increased malpractice costs of $6.9 million, or 1.4% of the margin decline, which included an increase in incurred but not reported costs of $4.0 million. In addition, the gross margin also was negatively impacted by excess capacity costs in Philadelphia and central Florida operations in anticipation of replacing lost Quest business with additional customers in these markets. In many markets, because of competition for technicians, periodic salary increases and retention bonuses have been necessary to retain and attract employees. Histology costs increased $7.8 million, or 18.4%, from $42.4 million for 2001 to $50.2 million for 2002, and physician costs increased $21.1 million, or 20.3%, from $104.1 million for 2001 to $125.2 million for 2002, with the remaining increases occurring in the areas of cytology, specimen receiving, transcription, and courier and distribution.

        Selling, General and Administrative Expense.    Selling, general and administrative expense increased by $13.0 million, or 18.1%, from $71.9 million for 2001 to $84.9 million for 2002. As a percentage of net revenues, selling, general and administrative expense increased from 17.2% for 2001 to 17.7% for 2002. Approximately $4.4 million, or 16.5%, of the increase was attributable to an increase in billing and collection costs from $26.6 million for 2001 to $31.0 million for 2002, which typically increases as revenue and cash collections increase. In addition, approximately $2.7 million, or 20.8%, of the increase was attributable to our sales and marketing effort increasing from $13.0 million for 2001 to $15.7 million for 2002. This increase primarily relates to a $1.3 million increase in salaries and commissions associated with the hiring of additional personnel to cover new markets as well as higher commissions being paid to support same store sales growth, a $0.7 million increase in administrative sales costs and a $0.5 million increase in program costs relating to marketing literature and advertising to support new product campaigns. Also, approximately $2.3 million, or 44.2%, was attributable to our investment in new information technology initiatives to enhance our services, which increased from $5.2 million for 2001 to $7.5 million for 2002. Corporate overhead costs increased due to higher legal fees, increased self-insurance costs for medical benefits and workers compensation claims and general compensation increases for existing personnel.

        Provision for Doubtful Accounts.    Our provision for doubtful accounts increased by $9.9 million, or 20.5%, from $48.3 million for 2001 to $58.2 million for 2002. The provision for doubtful accounts as a percentage of net revenues increased from 11.5% for 2001 to 12.1% for 2002. This increase primarily was the result of extended account aging in some of our operations where billing systems were converted and increased billing for clinical professional component, or CPC, services, which generally have lower recoverability. The provisions for doubtful accounts for outpatient revenue and inpatient revenue were approximately 4.7% and 21.9%, respectively.

        Amortization Expense.    Amortization expense decreased by $7.3 million, or 39.0%, from $18.7 million for 2001 to $11.4 million for 2002. Of the decrease, approximately $7.5 million was attributable to the adoption of SFAS 142 effective January 1, 2002, pursuant to which we discontinued the amortization of goodwill.

        Merger-related Charges, Asset Impairment and Related Charges, and Extraordinary Loss (Special Charges). In the fourth quarter of 2002, we incurred legal, accounting and advisory fees of $2.8 million in connection with the proposed merger of AmeriPath, Inc. with Amy Acquisition Corp. We anticipate significant additional professional costs will continue to be incurred by us during 2003.

        During 2002, we recorded a pre-tax charge of approximately $2.1 million relating to the impairment on the intangible asset value of our lost Quest contracts. In addition, during 2002, we terminated a management service agreement with a managed operation in Georgia, resulting in a pre-tax impairment charge of approximately $0.7 million.

        In September 2000, we made a $1.0 million investment in Genomics Collaborative, Inc., or GCI, a privately held, start-up, company with a history of operating losses. Based on the nature of the securities, our investment in GCI was classified as a security available for sale. In September 2002, we determined that there was an "other than temporary" decline in the fair value of this investment and we decided to completely write down our investment. As a result, we recorded a write-down of $1.0 million in 2002.

        The following summarizes the pre-tax effect of these special charges by category for 2002 and also summarizes the pre-tax effect of similar charges for 2001 (in millions).

	2001	2002
Merger-related charges related to the Transactions	$—	$2.8
Merger and restructuring costs related to Inform DX	7.1	—
Asset impairment and related charges	3.8	2.8

Total special charges in income from operations	10.9	5.6
Termination of interest rate swap agreement	10.4	—
Write-down of investment	—	1.0
Gain on sale of managed operation	—	(0.3)

Total special charges in net income before extraordinary loss	21.3	6.3
Write-off of unamortized debt costs	1.6	—

Total special charges	$22.9	$6.3

        Income from Operations.    Income from operations, including special charges, increased $11.3 million, or 16.4%, from $68.9 million for 2001 to $80.2 million for 2002. Excluding the special charges described above, income from operations increased by $6.7 million, or 8.3%, from $79.8 million for 2001 to $86.5 million for 2002.

        Interest Expense.    Interest expense decreased by $12.4 million, or 75.6%, from $16.4 million for 2001 to $4.0 million for 2002. This decrease was attributable to the lower average amount of debt outstanding during 2002 and a lower effective interest rate. For 2002, average indebtedness outstanding was $98.0 million compared to average indebtedness of $179.3 million outstanding for 2001. Our effective interest rate was 9.1% and 4.1% for the years ended 2001 and 2002, respectively. The decrease in the average indebtedness was due to our completion of a public offering of our stock and the use of the proceeds to repay debt in the fourth quarter of 2001.

        Provision for Income Taxes.    The effective income tax rate was approximately 42.5% and 41.1% for 2001 and 2002, respectively. The effective tax rate was higher than our statutory rates primarily due to the non-deductibility of the goodwill amortization related to our acquisitions. In addition to non-deductible goodwill amortization, we had non-deductible asset impairment charges and merger-related charges for 2001 and 2002, which further increased the effective tax rate. The effective tax rate for 2001 and 2002 excluding the non-deductible asset impairment and merger-related charges would have been approximately 41.5% and 39.3%, respectively.

        Net Income.    Net income, including special charges, increased $21.2 million, or 90.6%, from $23.4 million for 2001 to $44.6 million for 2002. Excluding the special charges described above, net income increased by $12.7 million, or 34.1%, from $37.2 million in 2001 to $49.9 million in 2002. Diluted earnings per share for 2002 increased to $1.44 from $0.86 for 2001, based on 31.1 million and 27.1 million weighted average shares outstanding, respectively. Excluding merger-related charges, asset impairment and related charges and the write-down of our genomics investment, diluted earnings per share was $1.61 and $1.38 for 2002 and 2001, respectively.

Year ended December 31, 2001 compared with year ended December 31, 2000

        Net Revenue.    Net revenue for 2001 increased by $88.6 million, or 27%, from $330.1 million for 2000 to $418.7 million for 2001. Same store net revenue increased $45.7 million, or 14%, from $318.9 million for 2000 to $364.6 million for 2001. We estimate that 2% to 3% of the same store net revenue increase was attributable to price, including approximately $5.1 million related to the increase in Medicare reimbursement, while the remaining 11% to 12% of the same store net revenue increase was attributable to increased volume and changes in our payor mix. Same store outpatient revenue increased $26.4 million, or 20%, same store hospital revenue increased $14.5 million, or 9%, and same store management service revenue increased $4.8 million, or 18%, compared to the same period of the prior year. The remaining increase in revenue of $42.9 million resulted from the operations acquired during the year 2000 and 2001.

        Cost of Services.    Cost of services for 2001 increased by $36.7 million, or 23%, from $163.4 million for 2000 to $200.1 million for 2001. The increase in cost of services can be attributed primarily to the 27% increase in net revenues. Histology costs increased $9.0 million, or 26%, physician costs increased $17.0 million, or 20%, with the remaining increases occurring in the areas of transcription, courier, distribution, and cytology. Cost of services as a percentage of net revenues decreased from 49.5% for 2000 to 47.8% for 2001. Gross margin increased from 50.5% for 2000 to 52.2% for 2001, in part due to the price increases and also as the result of synergies attained in connection with the Inform DX merger.

        Selling, General and Administrative Expense.    As a percentage of consolidated net revenues, selling, general and administrative expense decreased from 17.7% for 2000 to 17.2% for 2001. Selling, general and administrative expense increased by $13.5 million, or 23.0%, from $58.4 million for 2000 to $71.9 million for 2001. Approximately $4.2 million of the increase was attributable to the increase in billing and collection costs, which typically increases as revenue and cash collections increase. In addition, in connection with our focus on increasing our sales and marketing and information technology efforts, these costs increased $5.6 million and $1.4 million, respectively. The increase in marketing costs included the cost of additional marketing personnel to cover new markets for dermatopathology, marketing literature and products to expand our penetration in the urology, gastroenterology and oncology markets. The remaining increase primarily was due to increased staffing levels in human resources and accounting, salary increases effected during the fourth quarter of 2000 and 2001, and costs incurred to expand our administrative support infrastructure and to enhance our services.

        Provision for Doubtful Accounts.    Our provision for doubtful accounts increased by $14.3 million, or 41.9%, from $34.0 million for 2000 to $48.3 million for 2001. The provision for doubtful accounts as a percentage of net revenues was 10.3% and 11.5% for 2000 and 2001, respectively. This increase was driven principally by extended account aging in some practices where billing systems were standardized, and increased hospital clinical professional component billing, which generally has a higher bad debt ratio.

        Amortization Expense.    Amortization expense increased by $2.5 million, or 15.4%, from $16.2 million for 2000 to $18.7 million for 2001. The increase was attributable to the amortization of goodwill and other identifiable intangible assets recorded in connection with anatomic pathology operations acquired in 2000 and 2001, payments made on contingent notes, and a reduction in the weighted average amortization periods from 30 to 28 years. Approximately $7.5 million of the 2001 amortization was associated with goodwill.

        Merger-related Charges, Asset Impairment and Related Charges, Termination of Interest Rate Swap Agreements and Extraordinary Loss (Special Charges). During 2001, we recorded special charges totaling $10.9 million for merger related charges and certain asset impairments. The merger-related charges of $7.1 million for 2001 relate to our acquisition of Inform DX and include transaction costs and costs related to the closing of the Inform DX corporate office in Nashville and the integration or closing of the overlapping operations of Inform DX in New York and Pennsylvania. We effectively closed the Nashville office on March 31, 2001, and we completed the integration of the New York and Pennsylvania operations in the latter half of 2001. The restructuring of the combined operations of AmeriPath, Inc. and Inform DX resulted in annual operating synergies of approximately $5.0 million. Since the majority of the positive effect of such savings on operations did not begin to be realized until the second half of 2001, the acquisition of Inform DX was only slightly accretive for the year 2001.

        During the third quarter of 2001, two pathologists in our Birmingham, Alabama practice terminated their employment with us and opened their own pathology laboratory. During the fourth quarter, we determined that we had been unable to retain most of these customers. Accordingly, we recorded a non-cash asset impairment charge of $3.8 million. We implemented a strategy to retain our Alabama customers and service them through other AmeriPath, Inc. facilities and in November 2001 purchased a lab in Birmingham, Alabama to help regain these customers and service them.

        In addition, in connection with the early termination of our former credit facility in November 2001, we terminated three interest rate swap agreements with a combined notional amount of $105 million. The termination of these interest rate swaps resulted in a special charge of approximately $10.4 million, or $6.0 million, net of tax. In addition, we wrote-off the associated unamortized debt costs of approximately $1.6 million, or $965,000, net of tax, which is shown as an extraordinary loss, net of tax, in the consolidated financial statements.

        Of the total $22.9 million in special charges in 2001, approximately $5.4 million were non-cash charges, and the remaining $17.5 million were cash charges.

        During 2000, we recorded special charges totaling $21.0 million for merger-related charges, an allowance against uncollectible accounts receivable related to our acquisition of Inform DX and certain asset impairment charges. The merger-related charges of $6.2 million in 2000 related to our acquisition of Inform DX and included transaction costs, change in control payments and costs related to the closing of the Inform DX corporate office in Nashville. Approximately $4.3 million of the $6.2 million related to transaction costs and $1.9 million related to employee-related costs of closing the Nashville facility. During the second quarter of 2000, we recorded a pre-tax non-cash charge of approximately $4.7 million and related cash charges of approximately $0.5 million in connection with the impairment of intangible assets at an acquired practice in Cleveland, Ohio. During the fourth quarter of 2000, we recorded a pre-tax non-cash charge of approximately $4.3 million related to the impairment of certain intangible assets. Approximately $3.3 million of the fourth quarter charge related to Quest's termination of our contract in South Florida, effective December 31, 2000. The net patient service revenue in 2000 related to this contract was approximately $1.5 million. Accounting rules required a charge to be taken following termination of the contract. In addition, during the fourth quarter of 2000, a hospital in South Florida with which we had a pathology contract requested proposals for its pathology services and we were unsuccessful in retaining this contract. Based upon the remaining projected cash flow from this hospital network, we determined that the intangible assets were impaired and recorded a pre-tax non-cash charge of approximately $1.0 million. For 2000, this contract accounted for approximately $0.8 million of net revenue.

        Of the total $21.0 million in special charges in 2000, approximately $14.7 million were non-cash charges, and the remaining $6.3 million were cash charges.

        The following summarizes the pretax effect of these special charges by category for 2000 and 2001 (in millions).

	2000	2001
Merger-related charges	$6.2	$7.1
Allowance against accounts receivable	5.2	—
Asset impairment and related charges	9.6	3.8

Total special charges in income from operations	21.0	10.9
Termination of interest rate swap agreement	—	10.4

Total special charges in net income before extraordinary loss	21.0	21.3
Write-off of unamortized debt costs	—	1.6

Total special charges	$21.0	$22.9

        Income from Operations.    Income from operations, including special charges, increased $26.6 million, or 63%, from $42.3 million for 2000 to $68.9 million for 2001. Excluding the special charges described above, income from operations increased by $16.5 million, or 26%, from $63.3 million for 2000 to $79.8 million for 2001.

        Interest Expense.    Interest expense increased by $1.0 million, or 6%, from $15.4 million for 2000 to $16.4 million for 2001. This increase was attributable to the slightly higher average amount of debt outstanding during 2001 and a slightly higher effective interest rate. For 2001, average indebtedness outstanding was $179.3 million compared to average indebtedness of $178.1 million outstanding for 2000. Our effective interest rate was 9.1% and 8.6% for the years ended 2001 and 2000, respectively. $105 million of the credit facility was hedged with an interest rate swap at a fixed rate of roughly 10%, while the remaining balance of the credit facility floated with LIBOR. During the fourth quarter of 2001, we completed a secondary offering and used the proceeds of $115.8 million to repay debt. During the fourth quarter, we terminated these interest rate swap agreements.

        Provision for Income Taxes.    The effective income tax rate was approximately 51.8% and 42.5% for 2000 and 2001, respectively. The effective tax rate was higher than our statutory rates primarily due to the non-deductibility of the goodwill amortization related to our acquisitions. In addition to non-deductible goodwill amortization, we had non-deductible asset impairment charges and merger-related charges for 2000, which further increased the effective tax rate. The effective tax rate for 2000 and 2001, excluding these items, would have been approximately 41.8% and 41.5%, respectively.

        Income before Extraordinary Loss.    Income before extraordinary loss, including special charges, for 2001 was $24.3 million, an increase of $11.2 million, or 86%, over 2000. Excluding special charges, income before extraordinary loss increased by $9.2 million, or 33%, from $28.0 million for 2000 to $37.2 million for 2001.

        Net Income Available to Common Stockholders.    Income available to common stockholders, including special charges, for 2001 was $23.4 million, an increase of $11.9 million, or 103%, over 2000. Excluding the special charges described above and a $1.6 million charge for the induced conversion of redeemable preferred stock in 2000, net income increased by $9.2 million, or 33%, from $28.0 million in 2000 to $37.2 million in 2001. Diluted earnings per share for 2001 increased to $0.86 from $0.47 for 2000, based on 27.0 million and 24.2 million weighted average shares outstanding, respectively. Diluted earnings per share was $1.38 and $1.16 for 2001 and 2000, respectively, without giving effect to any special charges.

Liquidity and Capital Resources

        Historically, we have financed our capital and working capital requirements, including our acquisitions, through a combination of cash flows from operations and borrowings under revolving credit facilities.

        For the years ended December 31, 2000, 2001 and 2002, our cash flows from operations were $31.9 million, or 9.7% of our net revenue, $48.0 million, or 11.5% of our net revenue, and $69.1 million, or 14.4% of our net revenue, respectively. Excluding merger-related charges paid in connection with the Inform DX merger of $3.8 million and $6.1 million in 2000 and 2001, respectively, and charges of $0.4 million in connection with the proposed merger with Amy Acquisition Corp. in 2002, our cash flow from operations for 2000, 2001 and 2002 would have been $35.7 million, or 10.8% of our net revenue, $54.2 million, or 12.9% of our net revenue, and $69.5 million, or 14.4% of our net revenue, respectively.

        At December 31, 2002, we had working capital of approximately $63.8 million, an increase of $7.0 million from the working capital of $56.8 million at December 31, 2001. The increase in working capital was due primarily to increases in net accounts receivable of $9.3 million, increases in other current assets of $2.5 million and net restricted cash of $6.9 million associated with our captive insurance arrangements, offset by increases in accounts payable and accured expenses.

        For the year ended December 31, 2001, cash flow from operations and borrowings under our existing revolving credit facility were used primarily to make the following payments:

  •
  $7.8 million of capital expenditures,
  •
  $5.0 million to fund the cash portion of our acquisitions,
  •
  $36.1 million of principal and interest payments on our contingent notes,
  •
  $0.6 million of other merger-related charges, mainly for the Inform DX merger, and
  •
  $1.1 million of principal payments on long-term debt.

        For the year ended December 31, 2002, cash flow from operations and borrowings under our existing revolving credit facility were used primarily to make the following payments:

  •
  $8.7 million of capital expenditures,
  •
  $44.0 million in connection with the cash portion of our acquisitions,
  •
  $39.9 million of principal and interest payments on our contingent notes,
  •
  $2.4 million of merger-related charges and
  •
  $8.5 million in payments to our captive insurance company.

        Our existing revolving credit facility has a five-year term with a final maturity date of November 30, 2006. Interest on loans under our existing credit facility is payable monthly at variable rates which are based, at our option, on the agent's base rate, which was 4.8% at December 31, 2002, or LIBOR plus a premium that is based on our ratio of total funded debt to pro forma consolidated earnings before interest, taxes, depreciation and amortization. As of December 31, 2002, the LIBOR premium was 1.5%. The average interest rate on our outstanding 2002 loans was approximately 4.1%. Our existing revolving credit facility also requires a commitment fee to be paid quarterly, which fee is currently equal to 0.375% of the unused portion of the total commitment. The total amount outstanding under our existing revolving credit facility was $113.2 million at December 31, 2002.

        In connection with our acquisitions, we generally agree to pay a base purchase price plus additional contingent purchase price consideration to the sellers of the acquired operations. See "—Critical Accounting Policies—Contingent Purchase Price" and "Contingent Notes and the Cash Collateral Account." The additional payments generally are contingent upon the achievement of specified levels of operating income by the acquired operations over periods of three to five years from the date of acquisition. In certain cases, the payments are contingent upon other factors such as the retention of certain hospital contracts or relationships for periods ranging from three to five years. The amount of the payments cannot be determined until the final determination of the operating income levels or other performance targets during the relevant periods of the respective agreements. If the maximum specified levels of operating income for all acquired operations are achieved, we estimate that we would make aggregate maximum principal payments of approximately $148.6 million over the next five years. A lesser amount or no payments at all would be made if the stipulated levels of operating income specified in each agreement were not met. In 2002, we made contingent note payments, including interest, aggregating $39.9 million.

        Historically, our capital expenditures have been primarily for laboratory equipment, information technology equipment and leasehold improvements. Total capital expenditures were $9.2 million, $7.8 million and $8.7 million in 2000, 2001, and 2002, respectively. During 2002, capital expenditures included approximately $1.6 million related to information technology, $2.4 million for laboratory equipment and $3.6 million for construction in progress. During 2001, capital expenditures included approximately $4.4 million related to information technology, $2.4 million for laboratory equipment and $1.3 million for various other capital assets. During 2000, capital expenditures included approximately $2.9 million related to information technology, $2.4 million for laboratory equipment, $2.6 million for leasehold improvements and $1.3 million for office equipment and furniture and fixtures. Planned capital expenditures for 2003 are estimated to be approximately $15 million, with priority being given to replacement of old equipment, facility expansion, and information technology enhancements.

Interest Rate Risk

        We are subject to market risk associated principally with changes in interest rates.

        Historically, interest rate exposure has been principally limited to the amount outstanding under our existing revolving credit facility. Our outstanding borrowings under our existing revolving credit facility was $113.2 million at December 31, 2002. Based on the outstanding balance of $113.2 million, each quarter point increase or decrease in the applicable interest rate would change our interest expense by approximately $0.3 million per year. In the future, we may evaluate entering into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility.

Inflation

        Inflation was not a material factor in either revenue or operating expenses during 2000, 2001 or 2002.

Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. We adopted the provisions of SFAS 141 on January 1, 2002 with no significant impact on its financial statements.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which was effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also required us to complete a transitional goodwill impairment test six months from the date of adoption. For the year ending December 31, 2001, goodwill amortization was approximately $7.5 million. We have stopped amortizing goodwill effective January 1, 2002. In addition, a portion of this goodwill was not tax deductible, the effective tax rate was greater than the statutory rate in the prior year. The elimination of the goodwill amortization, including nondeductible goodwill amortization, from current and future periods should have resulted in a reduction in our effective tax rate.

        In August 2001, the FASB issued SFAS No. 144, which further refines SFAS 121's requirement that companies recognize an impairment loss if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows, and measures the impairment loss as the difference between the carrying amount and the fair value of the asset. In addition, SFAS 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. SFAS 144 also contains less stringent guidelines for qualifying transactions as discounted operations. SFAS 144 is effective for all fiscal years beginning after December 15, 2001.

        In April 2002, the FASB issued SFAS No. 145, which, among other things, rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Previously under SFAS No. 4, all gains and losses from extinguishments of debt were required to be aggregated and, if material, classified as an extraordinary item in the statements of operations. SFAS No. 145 requires that gains and losses from extinguishments of debt be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Any gain or loss on extinguishment of debt that were presented as extraordinary items in prior periods but which do not qualify for classification as an extraordinary item under Opinion No. 30, are to be reclassified. We are required to adopt SFAS No. 145 in fiscal years beginning after May 15, 2002.

        In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses the recognition, measurement, and reporting of costs associated with exit or disposal activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity, including those related to employee termination benefits and obligations under operating leases or other contracts, be recognized when the liability is incurred, and not necessarily the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not believe that the adoption of SFAS 146 will have a significant impact on its financial position or results of operations.

        On December 31, 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure provisions of SFAS 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148 does not amend SFAS 123 to require us to account for our employee stock-based awards using the fair value method. However, the disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair method of accounting described in SFAS 123 or the intrinsic value method described in APB Opinion No. 25, "Accounting for Stock Issued to Employees."

        SFAS 148's amendment of the transition and annual disclosure provisions of SFAS 123 are effective for fiscal years ending after December 15, 2002, with earlier application permitted for entities with fiscal years ending prior to December 15, 2002, provided that financial statements for the 2002 fiscal year were not issued prior to the issuance of SFAS 148. The disclosure requirements for interim financial statements containing condensed consolidated financial statements are effective for interim periods beginning after December 15, 2002.

*****

        The information included in this Current Report on Form 8-K (including the exhibit hereto) is furnished pursuant to Item 9 of Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section. Further, the information in this Current Report on Form 8-K is not to be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission, whether filed prior to or after the filing of this Current Report on Form 8-K, regardless of any general or specific incorporation language in such filing.

        The statements contained in this Current Report on Form 8-K may include "forward-looking statements" within the meaning of the Private Securities Litigation reform Act of 1995. Forward-looking statements—which are sometimes identified by words such as "may", "should", "believe", "expect", "anticipate", "estimate" and similar expressions and which include any financial or operating estimates, forecasts or projections—are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions set forth therein, such as the inability of Welsh, Carson, Anderson & Stowe IX, L.P. and its related investors to obtain financing, the failure of the Company to obtain stockholder approval or the occurrence of events that would have a material adverse effect on the Company as described in the merger agreement. Additional risks and uncertainties relating to the Company's operations include: the extent of success of the Company's operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state health care regulation (and compliance); reimbursement rates under government and third-party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this Current Report on Form 8-K are made as of the date hereof based on management's current beliefs and expectations, and uncertainties and other factors that could affect the Company's financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company's annual, quarterly and other reports and filings with the Securities and Exchange Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIPATH, INC.
Date: March 3, 2003	By:	/s/ GREGORY A. MARSH Name: Gregory A. Marsh Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Consolidated Financial Statements for the Years Ended December 31, 2002, 2001 and 2000

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  Item 7. Financial Statements, Pro Forma Information and Exhibits.
  Item 9. Regulation FD Disclosure.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SIGNATURES
EXHIBIT INDEX